Exhibit 10.2

August 18, 2026

Damon Thomas

damonthomas515@gmail.com

Dear Damon,

Congratulations! We are very pleased to extend you an offer of employment with El Pollo Loco (“EPL” or the “Company”) and have listed the terms of our employment offer as follows:

Start Date:	September 21, 2026

Job Title:	Chief Operating Officer

Reports to:	Liz Williams, Chief Executive Officer

Base Annual Salary:	$425,000.

NOTE: You will also be eligible for a merit-based salary increase in or near March, 2027, as part of the Company’s annual performance review process.

In addition, if you accept this offer of employment, you will be eligible to receive a sign-on bonus in the gross amount of $25,000, less applicable withholdings (the “Bonus”). Payment of the Bonus (including your election to receive the Bonus up front or to defer receipt) and any repayment obligations are governed solely by the Company’s separate Sign-On Bonus Agreement, which is attached to this offer letter. No Bonus will be paid unless you execute the Sign-On Bonus Agreement

Annual Incentive:

You will be eligible to participate in the 2026 Incentive Plan available to Support Center employees, subject to the terms and conditions of the plan. Incentive Plan payouts are dependent upon company and individual performance factors and are subject to the approval of the Board of Directors. The target of your 2026 Incentive Bonus will be 75% of your base salary. For the 2026 plan year only, the Company agrees to pay you a minimum of 75% of your full-year target annual incentive amount ($225,000), regardless of your start date and regardless of the Company’s achievement against the performance targets in the plan.

Equity Grant:

You will also be eligible to participate in the Equity Incentive Plan, subject to the terms and conditions of the plan. During our annual equity grant window, typically in March each year, you will be eligible for an equity grant based on employee performance and subject to the approval of the Board of Directors. Your target annual equity grant value will be $400,000, vesting each year on the anniversary of the grant date over three years.

You will also be granted a one-time Equity Award, subject to the terms and conditions of the plan and subject to the approval of the Board of Directors in the first open trading window following the start date of your employment. Your equity grant value for this Equity Award will be $500,000, vesting each year on the anniversary of the grant date over three years. Equity grants are typically comprised of either restricted shares, stock options, and/or performance share units, or some combination of these. For your one-time Equity Award, the grant will be comprised of 50% restricted shares and 50% performance share units.

Benefits:	You are eligible to enroll in our group benefits program (medical, dental, vision, group term life, LTD, etc.) on the first day of the calendar month following your first 30 days of employment.

You may enroll in the El Pollo Loco 401(k) Plan the first day of the month following ninety (90) days of employment. Currently, EPL provides a 100% match of the first three percent and 50% match of the next two percent of salary deferred.

You are 100% vested in the employer match from the day you enroll in the plan.

In addition, you will be eligible for our executive level of benefits coverage, a program called Ultimate Health by ArmadaCare. Currently, under this plan, certain medical expenses (other than premiums) that are not covered by your base insurance plan are reimbursable through Ultimate Health. This includes coverage for co-pays, deductibles, and certain uncovered expenses up to a maximum of $50,000 annually.

You will also be entitled to a monthly car allowance in the amount of $600 per month.

You will also be eligible for paid sick leave pursuant to Company policy and California law.

Vacation:	You will have unlimited vacation time in accordance with our executive-level PTO policy, and as a result you will not accrue vacation time during your employment. Vacation time will need to be coordinated with and approved by your supervisor. You will also be eligible for paid sick leave pursuant to Company policy and California law.

Termination:	Unless the Company determines a shorter notice period in its sole discretion, you must give the Company at least ninety (90) days advance written notice of any resignation.

Notwithstanding any other provision of this Agreement, the Company will provide you a separate “Post-Termination Benefits” agreement providing certain benefits, including severance payments, in the event your employment with the Company is terminated by the Company without cause within twelve (12) months following a change in control of the Company.

In addition, if your employment is terminated by the Company at any other time without Cause or by you with Good Reason, subject to entering into the Company’s general release of claims in a form substantially similar to those provided to other Company executives, and at the expiration of the applicable revocation period with respect to such release, and subject to your compliance with the terms of such release and any post-termination contractual obligations under any agreements executed by you to which the Company is a party, you shall receive (in addition to any benefits pursuant to applicable law):

Base salary in accordance with the Company’s normal payroll practices for a period of twelve (12) months (“Severance Period”) following the date of such termination (“Severance Payments”); provided, however, that such Severance Payments shall permanently cease immediately if you accept new employment or any other arrangement pursuant to which you receive remuneration from any other person or entity in exchange for providing services (“Engagement”). You agree to notify the Company in writing of your acceptance of any Engagement during the Severance Period within seven (7) days of such acceptance.

“Cause” shall mean (a) an action by you that constitutes acts of (1) fraud; (2) embezzlement; (3) gross insubordination; (4) gross misconduct; (5) material dishonesty which causes material harm to the Company; (b) your inability, failure, or refusal to perform any duty, responsibility, or obligation of your position, which (to the extent such inability, failure, or refusal to perform is curable in the judgment of the Company) is not cured by you within five (5) days after receiving written notice from the Company of such inability, failure, or refusal; (c) your commission of a felony or other crime involving moral turpitude; (d) your substance abuse or alcohol abuse which renders you unfit to perform your duties; or (e) your breach of any agreement with the Company; (6) any violation of the Company’s Policy Against Discrimination, Harassment and Retaliation; or (7) any violation of the Company’s Insider Trading Policy. Any voluntary termination of employment in anticipation of an involuntary termination of your employment by the Company for Cause shall be deemed to be a termination for Cause.

“Good Reason” shall mean, in each case without your consent:

(A)Your relocation, other than for a temporary work assignment, by the Company outside Orange County, California;

(B)a material diminution of your authority, duties, title or responsibilities as Chief Operating Officer;

(C)a reduction of your base salary below $425,000; or

(D)a requirement that you report to anyone other than the Chief Executive Officer or the Board provided that none of the events described in clauses (A) through (D) of this section shall constitute Good Reason unless you have notified the Company in writing describing the event which constitutes Good Reason within thirty (30) days of the initial occurrence of such event and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice. Notice shall be provided to the Chief Executive Officer with a copy to the Compensation Committee of the Board of Directors.

Arbitration

As a condition of employment with EPL, you must agree to the Company’s Mutual Dispute Resolution Agreement, which is governed by the Federal Arbitration Act. A copy of the agreement, which confirms that any dispute between you and the Company during your employment will be decided by an arbitration process, will be provided to you to acknowledge during your new employee orientation.

Protection of Confidential Information

As a condition of employment with EPL, you must agree to the Company’s Non-Disclosure Agreement, which you and the Company previously executed.

IMPORTANT

This offer of employment is contingent upon your completion of a background check that may include a driving record report, credit check and a criminal background check demonstrating your eligibility for employment with EPL, as determined by EPL in its sole discretion, confirmation of the credentials and/or employment history reflected in your employment application and reference checks.

This offer and your acceptance of employment are contingent upon verification, through the electronic system, E-Verify, of your identity and eligibility to work in the United States. Please bring appropriate documents which establish your identity and authorization to work in the United States for completion of the Form I-9. A list of acceptable documents is included with this letter. On your first day of work, please bring with your documentation from this list as to confirm your identity and eligibility to work in the United States. You will be required to complete the required employment eligibility verification document. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work. Failure to provide identity verification and work authorization documentation prior to the commencement of your employment may result in EPL withdrawing this offer.

AT-WILL EMPLOYMENT: We want to make sure you know that your employment with EPL is at-will. This means that either you or EPL are free to end your employment at any time, with or without notice or cause. No matter what changes during your employment at EPL, this at-will relationship will not change, and neither this letter nor any other oral or written representations may be considered a contract of employment for any specific period of time. More details on your benefits and other employment information will be provided during your orientation.

EPL’s benefits program may change at any time in its sole discretion.

We are so excited to have you join us as part of our team! More details on your benefits and other employment information will be provided during your orientation. If you have any questions, please do not hesitate to contact me.

Sincerely,

Jason Weintraub

Chief Legal & People Officer

I accept the offer letter as outlined above:

08/23/2026
Damon Thomas	Date